Exhibit 99.1

China Valves Technology, Inc.	CCG Investor Relations
Ray Chen, VP of Investor Relations	Crocker Coulson, President
Tel: +1-650-281-8375	Tel: +1-646-213-1915
+86-13925279478	E-mail: crocker.coulson@ccgir.com
E-mail: raychen@cvalve.net	http://www.ccgirasia.com
http://www.cvalve.com

China Valves Technology, Inc. Reports Robust Second Quarter FY 2009 Results

KAIFENG, CHINA, August 14, 2009 – China Valves Technology, Inc. (OTC Bulletin Board: CVVZ; "China Valves" or the "Company"), a leading metal valve manufacturer with operations in the People's Republic of China (the "PRC"), today announced its financial results for the second quarter ended June 30, 2009.

Highlights for the Second Quarter 2009 and Recent Developments

•	Net revenue was $24.9 million, an increase of 111.1% from the second quarter of 2008
•	Gross profit was $12.4 million, an increase of 156.4% from the second quarter of 2008, and gross margin was 49.9%, compared to 41.1% for the second quarter of 2008
•
Net income was $212,711, or $0.01 per diluted share. Adjusting for the one-for-two reverse stock split the Company effected on August 13,  the Company has approximately 31,398,207 weighted average diluted shares outstanding for the second quarter of 2009, compared to approximately 20,001,775 weighted average diluted shares during the second quarter of 2008

•
Non-GAAP net income for the second quarter of 2009, after excluding non-cash compensation expense of $7.5 million, was $7.7 million, or $0.25 per diluted share, an increase of 361.8% from net income $1.7 million, or $0.08 per fully diluted share in the second quarter of 2009

•	Received purchase orders for nuclear forged steel valves from China Guangdong Nuclear Power Group (“CGNPG”) valued at $4.7 million
•	Newly established production facility at its Henan Kaifeng High Pressure Valve Co., Ltd. (“Kaifeng Valve”) subsidiary began trial production at the beginning of June 2009

“For the second quarter we achieved exceptional year-over-year top and bottom line growth driven by strong demand for our higher end products and a streamlined selling process and expense controls put in place earlier this year. While the favorable comparisons are partially due to delayed shipments and lower sales in the second quarter of 2008 because of the earthquake in Sichuan province, these results provide us with confidence that we are on track to achieve our financial goals for 2009 as we head what are normally the seasonally strongest quarters for our industry,” said Mr. Siping Fang, Chairman and CEO of China Valves.

“Demand for our industrial valve products remained strong as various civil infrastructure related industries responded to the Chinese government’s economic stimulus programs. Our high temperature, pressure power station gate valves and two-way metal sealing butterfly valves for thermal power stations and water supply systems are becoming increasingly popular as replacements for expensive imports.  Demand was supported by additional production capacity from the integration of Taizhou Wote, a mid-sized valve manufacturer we acquired in April 2009.  Moreover, we have successfully penetrated the nuclear power sector by supplying products to one of China’s leading nuclear power developers, which is a significant milestone for China Valves,” added Mr. Fang. “During the quarter, we also succeeded in centralizing our sales process, leading to larger orders being channeled through our headquarters, Henan Tonghai Fluid Equipment, Co. Ltd. This has greatly reduced sales commissions previously granted for our operating subsidiaries,” commented Mr. Fang.

Second Quarter 2009 Results

For the second quarter of 2009, China Valves’ net revenue was $24.9 million, an increase of 111.1% from $11.8 million for the second quarter of 2008. Sales volume was 8,323 metric tons for the second quarter of 2009, up 104.6% from 4,068 metric tons for the second quarter of 2008. The sales volume and revenue for the second quarter of last year were adversely impacted by the temporary delay in shipments and sales due to the earthquake in the Sichuan province in May 2008.

Net revenue increased primarily because of strong sales of high pressure high temperature valves used in thermal power stations and two-way metal sealing butterfly valves for water supply systems. Together, these products were responsible for $17.1 million of net revenue, approximately 68.7% of net revenue, in the second quarter of 2009. Strong demand of these high-end valve products was mainly attributed to the increasing expansion or upgrading activities of thermal and nuclear power stations, as well as government economic stimulus programs that encourage investment in civil infrastructure projects. Sales to the power industry accounted for 32.0% of net revenue, and sales to the water supply and drainage industry accounted for 35.4% of net revenue for the second quarter of 2009 compared to 13.5% and 22.0% respectively for the second quarter last year.

Gross profit for the second quarter of 2009 was $12.4 million, an increase of 156.4% from $4.8 million for the second quarter of 2008. Gross profit margin was 49.9%, compared to 41.1% for the second quarter of 2008. Gross profit margin increased because of lower production costs which included increased sales of high end valve products and lower raw material costs.

General and administrative expenses for the second quarter of 2009 were $8.7 million, up from $1.7 million in the second quarter of 2008. General and administrative expenses for the second quarter included a $7.5 million accrual of non-cash compensation expense that relates to 4,194,344 make good shares on a post-split basis to be released contingent to the Company meeting its make good target for fiscal year 2009.  The Company exceeded its specified net income target of $10.5 million for 2008 and recorded the associated non-cash compensation expense in total in the fourth quarter of 2008. Beginning in the second quarter of 2009, the Company will accrue this non-cash expense on a quarterly basis, based on the determination the Company is likely to achieve the make good target for 2009, excluding such non-cash compensation expenses related to the make good.  For more information, please refer to the Company’s Form 10-Q filed on August 14, 2009.

Other general and administrative expenses decreased 29.1% mainly because of the one time non-recurring expense of retired employees paid in second quarter of 2008 that didn't occur during second quarter of 2009. Selling expenses increased 110.3% year-over-year to $1.8 million from $0.9 million for the second quarter of 2008 mainly due to increased sales.

Total other income was $0.9 million for the three month period ended June 30, 2009, compared to $37,670 for the three month period ended June 31, 2008.  The increase in other income was mostly due to the income from selling scrap metal and other materials.

Income tax expense was $2.6 million, compared to $0.6 million for the second quarter of 2008. Income tax was increased proportionally with higher taxable earnings for the second quarter of 2009.

Net income for the second quarter 2009 was $212,711, compared with $1.7 million in net income for the second quarter 2008. Diluted loss per share was $0.01 for second quarter 2009, compared to diluted earnings per share $0.08 for the second quarter 2008. On August 13, 2009, the Company effected a one-for-two reverse stock split, which affected all issued and outstanding shares of the Company's common stock immediately prior to the effectiveness of the reverse stock split with any fractional shares rounded up to the next highest whole share. As a result of the reverse split, the Company has approximately 31,398,207 weighted average diluted shares for the three months ended June 30, 2009, compared to approximately 20,001,775 weighted average diluted shares for the corresponding period in fiscal 2008.

After adjusting for the aforementioned $7.5 million in non-cash compensation charges and changes in the fair value of warrant liabilities, non-GAAP net income for the second quarter of 2009 was $7.7 million, a 361.8% increase from net income of $1.7 million for the second quarter of 2008. Basic and diluted non-GAAP earnings per share were $0.25 for the quarter ended June 30, 2009, compared to basic and fully diluted earnings per share of $0.08 for the quarter ended June 30, 2008. Please visit the table below for a reconciliation of non-GAAP financial information to GAAP financial information.

Six Months 2009

Revenue for the first six months of 2009 was $42.1 million, up 70.1% from revenue of $24.8 million for the first six months of 2008. Gross profit was $20.7 million, up 108.5% from gross profit of $9.9 million for the six months of 2008. Gross margin was 49.3%, compared to 40.2% for the first six months of 2008. Net income was $3.2 million, or $0.11 per basic and diluted share, compared to $3.4 million, or $0.17 per basic and diluted share, for the same period a year ago. After adjusting for the aforementioned $7.5 million in non-cash compensation charges and $0.4 million in changes in fair value of warrant liabilities, non-GAAP net income for the first six months of 2009 was $11.1 million, or $0.36 per basic and diluted share, a year-over-year increase of 223.0%.

Financial Condition

As of June 30, 2009, the Company had $19.7 million in cash and cash equivalents, compared to $16.4 million as of December 31, 2008. Accounts receivable were $26.5 million compared to $26.1 million as of December 31, 2008, but decreased from $28.5 million as of March 31, 2009. The decline in accounts receivable reflects the Company’s improved receivables management, which includes tighter credit policies and increased collection efforts. Working capital was $38.9 million, compared to $33.1 million as of December 31, 2008. As of June 30, 2009, the Company had no long term debt. Shareholders' equity was $97.8 million as of June 30, 2009, compared to $76.6 million as of December 31, 2008.

For the first six months of 2009, the Company generated $15.3 million in cash from operating activities. Cash used for investing activities for the first six months of 2009 was $7.2 million and included $6.8 million for the construction of the new facility at its Kaifeng location and purchase of new equipment, and the Company plans to invest approximately $3 million in the second half of 2009 in upgrading production lines and purchasing additional equipment.

Recent Developments

In July 2009, China Valves’ subsidiary, Zhengzhou Zhengdie Valve Co, Ltd. (“Zhengdie”) received purchase orders for two-way metal sealing butterfly valves from Kunshan Water and Guangzhou Water, valued at $1.2 million and $3.1 million, respectively. Two-way metal sealing butterfly valves are primarily used to control municipal water and sewage flow.

In July 2009, the Company appointed of Ms. Ichi Shih as its Chief Financial Officer effective July 1, 2009.  Ms. Shih replaces Mr. Renrui Tang, who has served as interim Chief Financial Officer since February 2009.

On July 24, 2009, the Company amended its articles of incorporation with the State of Nevada to effect a one-for-two reverse stock split. The reverse split took effect on August 13, 2009 and the Company’s common stock started trading on the Over the Counter Bulletin Board under the new ticker symbol “CVVZ.” As a result of the reverse split, the Company has approximately 31,393,701 shares issued and outstanding. The Company expects to file a listing application with a senior stock market during the third quarter of 2009.

On August 14, 2009, the Company entered into an amendment to the Make Good Escrow Agreement, dated as of August 26, 2008, among the Company, Bin Li, Brean Murray Carret & Co., LLC as investor agent and Escrow, LLC, as escrow agent.   The amendment revised the 2009 guaranteed after tax net income the Company was obligated to achieve under the Make Good Agreement from $23 million to $21 million and the earnings per share for 2009 was revised from around $0.738 to around $0.668 on a post-split basis. The amendment also revised the 2010 guaranteed after tax net income the Company was obligated to achieve from $31 million to $34 million and the earnings per share for 2010 was revised from around $0.994 to around $1.082 on a post-split basis.

Business Outlook

Due to increased governmental spending, China Valves expects to see continued demand for high-end valve products from domestic infrastructure and power generation projects.  The water supply and drainage and nuclear power sectors should increase demand for the Company’s high-end, high-margin products, such as forged steel valves for nuclear power stations and two-way metal sealing butterfly valves for water supply systems. The Company has applied for the license required to produce valves used in the core island of nuclear power stations, and expects to obtain the approval from the government by the end of 2009. Consequently, the Company expects gross margin for second half of 2009 will remain at the same level of second quarter of 2009.

As of June 30, 2009, the Company’s backlog was RMB 280 million, or approximately $41 million. For the full year 2009, the Company remains confident in meeting the target of annual net income of $23 million and fully diluted earnings per share of $0.738 on a post-split basis.

“In the third quarter, demand from customers in industries that benefit from the Chinese government’s economic stimulus programs continues to grow, and we expect that China Valves will continue to benefit in the second half of 2009," said Mr. Fang, “We have recently finished installation of all equipment at our new facility in Kaifeng and expect to start formal production at the end of September. This is a critical year for us in terms of growing our production capacity and carving out market share in high-end valve markets such as nuclear power and municipal water supply and drainage. We will continue to pursue a disciplined acquisition strategy, and are actively engaged in discussions with several acquisition targets.  We intend to complete several acquisitions this year using our existing strong cash position and $10 million in available lines of credit.”

Conference call

China Valves’ management will host a conference call at 9:00 a.m. Eastern Daylight Time on Friday, August 14, 2009 to discuss its financial results for the second quarter 2009 ended June 30, 2009. To participate in this live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888 339-2688. International callers should call +1 617 847-3007. The Conference Pass Code is 724 103 40.

If you are unable to participate in the call at this time, a replay will be available for fourteen days starting from 11:00 a.m. Eastern Daylight Time on Friday, August 14, 2009. To access the replay, call 888-286-8010. International callers should call +1 617-801-6888. The Conference Pass Code is 227 631 41.

Non GAAP Financial Measures
To supplement the Company's condensed consolidated financial statements for the three and six months ended June 30, 2009 presented on a GAAP basis, the Company provided non-GAAP financial information in this release that exclude the impact of non-cash stock compensation expense related to the Company’s private placement financings and non cash income or expense related to changes in the fair value of warrant liabilities. The Company's management believes that these non-GAAP measures, non-GAAP net income and non-GAAP diluted earnings per share, provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.  A reconciliation of each non-GAAP measures to the nearest GAAP measure is appears in the table below.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2009

	2Q2009 (unaudited)	1H2009 (unaudited)
Net Income	212,711	3,180,062
Non-cash change in warrant liabilities	634	400,634
Non-cash stock compensation Expenses	7,499,487	7,499,487
Adjusted Net Inome	7,712,832	11,080,183

Basic and Diluted Shares	31,398,207	30,138,748
Earnings Per Share	0.01	0.11
Non-cash change in warrant liabilities per share	0.00	0.01
Non-cash stock compensation Expenses per share	0.24	0.24
Adjusted Earnings Per Share	0.25	0.36

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd. and Henan Kaifeng High Pressure Valve Co., Ltd., is engaged in development, manufacture and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China's valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products by extensive research and development and owns a number of patents. It enjoys significant domestic market shares and exports to Asia and Europe. For more information, visit http://www.cvalve.com

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward- looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise to the public any forward-looking statements, whether as a result of new information, future events or otherwise. This press release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company's stock. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

Financial Tables Follow –

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2009 AND DECEMBER 31, 2008

ASSETS
	June 30,	December 31,
	2009	2008
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$19,696,096	$16,427,883
Restricted cash	2,562,307	3,191,237
Notes receivable	1,018,300	880,200
Accounts receivable, net of allowance for doubtful accounts of $1,161,871 and $1,163,457 as of June 30, 2009 and December 31, 2008, respectively	26,470,235	26,119,447
Other receivables	3,800,746	4,841,691
Inventories	11,429,217	11,244,442
Advances on inventory purchases	2,011,134	1,108,512
Advances on inventory purchases - related party	891,991	1,367,446
Prepaid expenses	-	52,921
Total current assets	67,880,026	65,233,779

PLANT AND EQUIPMENT, net	24,820,260	16,184,894

OTHER ASSETS:
Accounts receivable - retainage, long term	1,718,440	2,541,418
Advances on equipment purchases	1,640,038	2,001,733
Long term receivable	528,530	382,552
Goodwill - purchased	20,783,393	20,811,767
Intangibles, net of accumulated amortization	8,712,045	823,331
Other investments, at lower of cost or market	763,472	764,515
Total other assets	34,145,918	27,325,316

Total assets	$126,846,204	$108,743,989

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable - trade	$9,200,732	$6,630,574
Short term loans	3,161,578	7,839,960
Short term loans - related parties	523,706	596,791
Other payables	3,888,503	4,453,881
Other payable - related party	274,721	1,975,462
Notes payable	2,344,000	2,934,000
Accrued liabilities	2,389,697	2,382,138
Customer deposits	3,723,925	3,129,708
Taxes payable	2,932,087	1,227,338
Warrant liabilities	568,913	924,291
Total current liabilities	29,007,862	32,094,143

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value; 300,000,000 shares authorized;
31,393,701 shares and 31,192,552 shares issued and outstanding
as of June 30, 2009 and December 31, 2008, respectively	31,393	31,192
Additional paid-in-capital	75,191,266	66,935,968
Common stock subscription receivable	-	(9,834,000)
Statutory reserves	4,122,203	2,958,659
Retained earnings	12,415,568	10,399,050
Accumulated other comprehensive income	6,077,912	6,158,977
Total shareholders' equity	97,838,342	76,649,846

Total liabilities and shareholders' equity	$126,846,204	$108,743,989

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
SALES	$24,875,017	$11,783,209	$42,117,563	$24,766,156

COST OF GOODS SOLD	12,451,804	6,938,709	21,373,616	14,818,136

GROSS PROFIT	12,423,213	4,844,500	20,743,947	9,948,020

OPERATING EXPENSES:
Selling	1,799,919	856,034	2,914,856	1,863,360
General and administrative ( including non-cash
stock compensation expense of $7,499,487 in 2009)	8,696,722	1,689,614	11,258,330	3,269,702
Research and development	17,137	46,163	22,816	98,706
Total operating expenses	10,513,778	2,591,811	14,196,002	5,231,768

INCOME FROM OPERATIONS	1,909,435	2,252,689	6,547,945	4,716,252

OTHER (INCOME) EXPENSE :
Other income, net	(950,390)	(195,436)	-1,037,095	(286,984)
Interest and finance expense, net	54,703	157,766	126,152	291,594
Change in fair value of warrant liabilities	634	-	400,634	-
Total other expense, net	(895,053)	(37,670)	(510,309)	4,610

INCOME BEFORE PROVISION FOR INCOME TAXES	2,804,488	2,290,359	7,058,254	4,711,642

INCOME TAX EXPENSE	2,591,777	620,321	3,878,192	1,281,274

NET INCOME	212,711	1,670,038	3,180,062	3,430,368

OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain (loss)	(72,181)	739,516	(81,065)	2,327,078

COMPREHENSIVE INCOME	$140,530	$2,409,554	$3,098,997	$5,757,446

BASIC EARNINGS PER SHARE:
Weighted average number of shares	31,393,701	20,001,775	30,133,048	20,001,775
Earnings per share	0.01	0.08	0.11	0.17

DILUTED EARNINGS PER SHARE:
Weighted average number of shares	31,398,207	20,001,775	30,138,748	20,001,775
Earnings per share	$0.01	$0.08	$0.11	$0.17

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30
(Unaudited)
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,180,062	$3,430,368
Adjustments to reconcile net income to cash
provided by operating activities:
Depreciation	698,114	440,655
Amortization	105,081	30,577
Bad debt provision	433,288	548,753
Loss on disposal of fixed assets	30,148	16,888
Change in fair value of warrant liabilities	400,634	-
Stock compensation cost	7,499,487	-
Change in operating assets and liabilities:
Note receivable	(139,367)	(24,113)
Accounts receivable-trade	433,322	(4,498,743)
Other receivables	(710,012)	(631,394)
Inventories	(200,201)	2,999,028
Advance on inventory purchases	(904,565)	(1,189,313)
Advance on inventory purchases-related party	483,969	-
Prepaid expenses	52,904	163,295
Accounts payable-trade	2,570,250	138,636
Other payables	(569,909)	784,795
Other payables-related party	(362,452)	(333,810)
Accrued liabilities	10,722	-
Customer deposits	598,770	(1,309,494)
Taxes payables	1,707,238	(519,385)
Net cash provided by operating activities	15,317,484	46,743

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of intangible assets	(441,602)	(61,154)
Advance on equipment purchases	(21,986)	(748,349)
Purchases of plant and equipment	(6,785,183)	(938,971)
Proceeds from sale of equipment	-	19,857
Net cash used in investing activities	(7,248,771)	(1,728,617)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash due to covenant	(3,894)	95,849
Restricted cash due to notes payable	628,912	(101,215)
Proceeds from notes payable	(586,280)	-
Proceeds from short term debt	-	5,811,400
Proceeds from short term loans-related parties	1,474,548	713,601
Repayments of short term debt	(4,792,839)	(4,638,168)
Repayments of short term loans-related parties	(1,423,938)	-
Proceeds from shareholder	-	1,280,444
Net cash (used in) provided by by financing activities	(4,703,491)	3,161,911

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	(97,009)	238,773

INCREASE IN CASH	3,268,213	1,718,810

CASH and CASH EQUIVALENTS, beginning	16,427,883	2,773,262

CASH and CASH EQUIVALENTS, ending	$19,696,096	4,492,072

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$138,133	$276,737
Cash paid for income taxes	$1,324,470	$1,480,817
Additional Non-cash investing and financing activities
Cashless exercise of warrants	$756,000	$-
Common stock issued for real estate acquisition	$9,834,000	$-
Reclassification of plant and equipment and other payables	$2,075,000	$-
Reclassification of other receivables and other payable-related party	$1,259,000	$-

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